Exhibit 99.1

InPhonic Board Authorizes up to $30 Million Stock Repurchase Program

Senior Management Suspends 10b5-1 Trading Plans

Washington, D.C. — August 17, 2005 — InPhonic, Inc. (Nasdaq—INPC) announced today that the Company’s Board of Directors has authorized the repurchase of up to $30 million of the Company’s common stock during the next 12 months. The shares may be repurchased by the Company from time to time at prevailing market prices. The timing and amount of any shares repurchased will be based on market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so by laws prohibiting insider trading or by self imposed trading black out periods. There is no guarantee as to the exact number of shares that will be repurchased under the stock repurchase program, and the Company may discontinue purchases at any time. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock.

“This program demonstrates our commitment to delivering value to our stockholders,” said David A. Steinberg, InPhonic’s chairman and chief executive officer. “We believe a stock repurchase program is an attractive investment opportunity for the Company, based upon current market conditions and the confidence we have in our ability to scale and grow the business.”

The Company also announced today that Mr. Steinberg, Lawrence S. Winkler, Chief Financial Officer, and Richard D. Calder, Jr., President and Chief Operating Officer, plan to suspend their 10b5-1 trading plans which were adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and InPhonic’s policies regarding stock transactions. Rule 10b5-1 allowed each corporate officer to adopt written, pre-arranged stock trading plans when they were not in possession of material, non-public information.

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ: INPC) is the leading online retailer of wireless services and products. InPhonic sells these services and devices, and provides customer service through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly, a leading mobile phones and wireless plans comparison site that was awarded “Best of the Web” by Forbes magazine in 2004. Today, InPhonic owns and operates one of the top five MVNOs in the United States, Liberty Wireless, and can deliver a full range of mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. In 2004, InPhonic was selected #1 company of the year on the Inc. 500 – Inc. Magazine’s list of the fastest-growing privately held companies in the United States. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com.

“Safe Harbor” Statement - Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

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